Exhibit 99.1

Marchex Announces New Director and Board Changes

SEATTLE – April 10, 2019 -- Marchex, Inc. (NASDAQ: MCHX), a leading provider of call analytics that drive, measure, and convert callers into customers, announced the appointment of Donald Cogsville to its Board of Directors.  In addition, Anne Devereux-Mills, who has served as Chairman of the Board of Directors since October 2016 and as a Director since 2006, has elected to retire from the Board.  The Board of Directors has appointed Russell Horowitz, Executive Director and member of the Office of the CEO, as Executive Chairman.

“On behalf of Marchex’s leadership and Board, I’d like to thank Anne for her many contributions to Marchex over the years,” said Mr. Horowitz.  “I am also pleased to welcome Don and believe his contribution will be invaluable as Marchex emerges as a leading conversational analytics and solutions company.”

Mr. Cogsville is Chief Executive Officer of The Cogsville Group, a New York-based, private equity real estate investment firm founded in 2007. Mr. Cogsville began his career as an attorney in the Structured Finance Group at Skadden, Arps, Slate, Meagher & Flom LLP. Subsequently, he joined the Leveraged Finance Group at Merrill Lynch as an investment banker.

“I’ve been proud to serve as Chairman and help the Company build a strong foundation as a leader in conversational analytics.  As I move on to new initiatives, I will miss many of the outstanding people at Marchex and look forward to watching the Company realize its opportunity.”

“I am excited to join the Board at Marchex,” said Mr. Cogsville. “I have watched Marchex for years and believe the Company is well positioned to be at the center of a substantial market to help deliver AI-driven insights and solutions that empower companies to find, engage and nurture their most valuable customers across communication channels.”

About Marchex

Marchex understands the best customers are those who call your company - they convert faster, buy more, and churn less. Marchex provides solutions that help companies drive more calls, understand what happens on those calls, and convert more of those callers into customers. Our actionable intelligence strengthens the connection between companies and their customers, bridging the physical and digital world, to help brands maximize their marketing investments and operating efficiencies to acquire the best customers.

Please visit https://www.marchex.com/blog or @marchex on Twitter (Twitter.com/Marchex), where Marchex discloses material information from time to time about the company, its financial information, and its business.

Marchex, Inc.
Investor Relations
Trevor Caldwell, 206-331-3600
ir@marchex.com